Exhibit 99.1

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NASDAQ: WASH

Media Contacts:
Elizabeth B. Eckel
(401) 348-1309 (w)
Dawn Ratté
401-453-4748(w), 401-580-9597(c)

Washington Trust Names Joseph J. MarcAurele Chairman & CEO

Promotion follows retirement of current Chairman & CEO John C. Warren

WESTERLY, R.I. (April 19, 2010) – Washington Trust Bancorp, Inc. (NASDAQ Global Select(R): WASH), the publicly owned holding company of The Washington Trust Company, has named Joseph J. MarcAurele chairman, president and chief executive officer. MarcAurele, who currently serves as the corporation’s president and chief operating officer, will assume his new role on April 30, 2010 following the retirement of John C. Warren, who held that position for 14 years.

MarcAurele, a lifelong Rhode Island resident, joined Washington Trust in September 2009 following the Corporation’s search for future leadership of the nation’s oldest community bank and Rhode Island’s largest independent bank.

“Since joining Washington Trust last year, Joe has demonstrated his extraordinary management skills and ability to lead Washington Trust as we continue to grow and enhance our services,” said Warren. “Joe’s ties to Rhode Island and his commitment to giving back to the community position him perfectly to lead Washington Trust.”

Prior to joining the Bank, MarcAurele served as president, Citizens Bank, Rhode Island, a division of RBS Citizens, N.A. He also served as chairman, president and CEO of Citizens Bank of Rhode Island and Connecticut. He was a member of Citizens’ Executive Leadership Group and Executive Committee and oversaw the Corporate Global Restructuring Group. Before joining Citizens, MarcAurele spent seven years at Fleet National Bank, where he held various positions, including senior vice president and director of Human Resources.

MarcAurele grew up and attended school in Pawtucket, R.I., and is a graduate of Holy Cross College. Early in his professional career he taught English, coached and served as an assistant principal at St. Raphael Academy in Pawtucket. He and his wife, Meredith, reside in East Greenwich.

About Washington Trust:
Washington Trust Bancorp, Inc. is a $2.9 billion corporation headquartered in Westerly, Rhode Island. Its banking subsidiary, The Washington Trust Company, founded in 1800, is the oldest community bank in the nation and is the largest independent bank headquartered in Rhode Island. A state-chartered bank, Washington Trust offers a full range of financial services, including commercial banking, small business banking, personal banking, and wealth management and trust services through its offices located in Rhode Island, southeastern Connecticut and eastern Massachusetts. The Corporation’s common stock trades on The NASDAQ Global Select® Stock Market under the symbol WASH.  Web site address: www.washtrust.com.